Exhibit 3(v)
CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY
Company No.       4041428
The Registrar of Companies for England and Wales hereby certifies that
STRATOS GLOBAL LIMITED
is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.
Given at Companies House, Cardiff, the 21st July 2000

[ILLEGIBLE]

For The Registrar Of Companies